Exhibit 99.1

For Immediate Release

March 26, 2007

Microsoft Board of Directors Adds New Member and Declares Quarterly Dividend

Reed Hastings of Netflix to Join Board; Dividend of $0.10 per share payable in June

REDMOND, Wash. — March 26, 2007 — Microsoft Corp. today announced that its board of directors has increased the size of the board from nine to 10 members and elected Reed Hastings, 46, chairman and CEO of Netflix Inc., to the board. Hastings has also been appointed to the finance committee. At the meeting, the board of directors also declared a quarterly dividend of $0.10 per share, payable June 14, 2007, to shareholders of record on May 17, 2007. The ex-dividend date will be May 15, 2007.

“Reed’s track record for delivering innovative and disruptive technologies to market is very impressive,” said Microsoft chairman Bill Gates. “With his rich consumer and technology background, he will be a tremendous addition to our board.”

“There are very few companies that rival Microsoft’s impact on the way millions of people live, work and play around the world,” Hastings said. “I look forward to working with Microsoft’s esteemed group of board members to help shape the direction of the company as it continues to tackle the biggest industry challenges and opportunities.”

Hastings founded Netflix in 1997, and the company ended 2006 with 6.3 million subscribers, having more than doubled in size over the last two years.

Prior to founding Netflix, Hastings founded Pure Software, which he built into one of the world’s 50 largest public software companies. After a successful public offering and a number of acquisitions, Pure was acquired by Rational Software in 1997. An active community leader, Hastings has also been deeply involved in promoting education initiatives, and has served as president of the California State Board of Education.

He holds a bachelor’s degree in mathematics from Bowdoin College and a master’s degree in computer science from Stanford University. Hastings also served in the United States Peace Corps.

Microsoft’s board of directors consists of William H. Gates, Microsoft chairman; Steven A. Ballmer, Microsoft chief executive officer; James I. Cash Jr., Ph.D., former James E. Robison professor of business administration at the Harvard Business School; Dina Dublon, former chief financial officer of JPMorgan Chase; Raymond V. Gilmartin, professor of management practice at Harvard Business School and former chairman, president and chief executive officer of Merck & Co. Inc.; David F. Marquardt, general partner at August Capital; Charles H. Noski, former vice chairman of AT&T Corp.; Dr. Helmut Panke, former chairman of the board of management at BMW AG; and Jon A. Shirley, former president and chief operating officer of Microsoft.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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